State of Delaware Secretary of State Division of Corporations Delivered 10:43 AM 02/22/2021 FILED 10:43 AM 02/22/2021 SR 20210555677 - FileNumber 5192246 STATE OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMP ANY The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability company is Leach Mexico Holding LLC 2. The Registered Office of the limited liability company in the State ofDelaware is located at Corporation Trust Center, 1209 Orange Street (street), in the City of Wilmington , Zip Code 19801 . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company By: /s/ Halle Terrion Authorized Person Name: Halle Terrion Print or Type